Exhibit 99.1
News Release
Novelis Reports First Quarter Fiscal Year 2027 Results

Q1 Fiscal Year 2027 Highlights
•Net income attributable to our common shareholder of $164 million, up 71% YoY. Net income attributable to our common shareholder, excluding special items, was $265 million, up 128% YoY
•Adjusted EBITDA of $516 million, up 24% YoY
•Rolled product shipments of 916 kilotonnes, down 5% YoY
•Adjusted EBITDA per tonne shipped of $563, up 30% YoY
•Oswego hot mill resumed operations in early June

ATLANTA, August 5, 2026 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the first quarter of fiscal year 2027.
“We are pleased to start the new fiscal year on a positive note, supported by strong execution, favorable market trends and continued demand for sustainable aluminum solutions,” said Steve Fisher, president and CEO, Novelis Inc. “Momentum continues to build, buoyed by the successful restart of the Oswego hot mill in early June. At the same time, the initial commissioning of key assets at Bay Minette represents another important step in strengthening our operational capabilities and positioning Novelis for its next phase of growth."
First Quarter Fiscal Year 2027 Financial Highlights
Net sales for the first quarter of fiscal year 2027 increased 23% versus the prior year period to $5.8 billion. The increase was primarily due to higher average aluminum prices, partially offset by a 5% decrease in total rolled product shipments to 916 kilotonnes, driven mainly by an estimated 33 kilotonne negative shipment impact related to the Oswego production disruption from the fires in fiscal year 2026.
Net income attributable to our common shareholder was $164 million in the first quarter of fiscal year 2027, a 71% increase from the prior year period. The increase was due primarily to favorable metal price lag resulting from higher metal prices, partially offset by $265 million in pre-tax net losses related to the Oswego fires. In addition, Adjusted EBITDA increased 24% year-over-year to $516 million in the first quarter of fiscal year 2027, driven primarily by lower aluminum scrap prices and cost efficiencies, which were partially offset by higher net tariffs. The estimated impact from the Oswego fires in Adjusted EBITDA is an $18 million benefit, as the favorable timing of insurance proceeds more than offset the estimated negative impact of production interruptions in the quarter. Net income attributable to our common shareholder, excluding special items, increased 128% year-over-year to $265 million.
Net cash used in operating activities was an outflow of $455 million in the first quarter of fiscal year 2027, compared to a net cash inflow of $105 million in the prior year period, largely related to higher working capital from rising aluminum prices and impacts from the Oswego fires, net of insurance recoveries. Adjusted free cash flow was an outflow of $1.1 billion in the current year period, compared to the prior year period outflow of $295 million. The reduction in adjusted free cash flow is mainly driven by lower operating cash flow, as well as higher capital expenditures related to the Company's U.S. greenfield rolling and recycling plant in Bay Minette, Alabama, which has begun the commissioning process.
The Company had a net leverage ratio (Adjusted Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 4.5x at the end of the first quarter of fiscal year 2027. Total liquidity stood at $2.1 billion as of June 30, 2026, consisting of $1.1 billion in cash and cash equivalents and $1.0 billion in availability under committed credit facilities.
“With Oswego back online and Bay Minette's commissioning process getting underway, we are confident in our expectation to return to positive free cash flow in the fourth quarter of this fiscal year,” said Dev Ahuja, executive vice president and CFO, Novelis Inc. “Supported by ongoing cost discipline, expected insurance recoveries, and the continued strength of the underlying business, we anticipate beginning to deleverage as capital spending normalizes following the Bay Minette startup.”

Update on Recovery at Oswego Plant
In September 2025, a fire broke out at the Novelis plant in Oswego, New York. In November 2025, a second significant fire occurred at the Oswego plant in a location where repair work from the September fire was taking place. Everyone working at the plant was safely evacuated and there were no injuries to employees, contractors or first responders during either event. Both fire events were contained to the hot mill area and did not impact the rest of the plant.
The Oswego hot mill restarted operations in early June, and production activities are ramping up to support pent-up demand and normalize shipments.
First Quarter and Full Fiscal Year 2027 Earnings Conference Call
Novelis will discuss its first quarter and full fiscal year 2027 results via a live webcast and conference call for investors at 7:00 a.m. EST/4:30 p.m. IST on Wednesday, August 5, 2026. The webcast link, presentation materials and access information can also be found at novelis.com/investors. To view slides and listen to the live webcast, visit: https://event.choruscall.com/mediaframe/webcast.html?webcastid=S1VxXbZR. To participate by telephone, participants are requested to register at: http://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13761757&linkSecurityString=1f2c5acadd.
About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $18.4 billion in fiscal year 2026. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.
Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Net Leverage Ratio, Net Income attributable to our common shareholder excluding Special Items, and segment information.
Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are: our confidence in a continued strong market and our ability to capture demand, the commissioning, startup timing, operational performance and expected benefits of the Bay Minette plant; anticipated insurance recoveries and the impacts of the Oswego fires, future shipments, and our expectations regarding future financial results, including related to our future free cash flow and our anticipation of potential deleveraging following the commissioning of the Bay Minette plant. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; impact of changes in trade policies, new tariffs, duties and other trade measures; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; the competitiveness of our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our failure to realize the anticipated benefits of strategic investments; increases in the cost or volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; risks related to the energy-intensive nature of our operations, including increases to energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; union disputes and other employee relations issues; the impact of labor disputes and strikes on our customers; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities, including as a result of adverse weather phenomena, fires or other force majeure events; economic uncertainty, capital markets disruption and supply chain interruptions; unexpected impact of public health crises on our business, suppliers, and customers; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; risks related to fluctuations in freight costs; risks related to rising inflation and prolonged periods of elevated interest rates; risks related to timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risk of rising debt service obligations related to variable rate indebtedness; adverse changes in currency exchange rates; our inability to transact in derivative instruments, or our inability to adequately hedge our exposure to price fluctuations under derivative instruments, or a failure of counterparties to our derivative instruments to honor their agreement; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets, and other long-lived assets; tax expense, tax liabilities or tax compliance costs; risks related to the operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; cybersecurity attacks against, disruptions, failures or security breaches and other disruptions to our information technology networks and systems; risks of failing to comply with federal, state and foreign laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; risks related to global climate change, including legal, regulatory or market responses to such change; risks related to a broad range of environmental, health and safety laws and regulations; and risks related to potential legal proceedings or investigations. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026 and as the same may be updated from time to time in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the SEC.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended June 30,
(in millions)	2026	2025
Net sales	$5,793	$4,717
Cost of goods sold (exclusive of depreciation and amortization)	4,865	4,076
Selling, general and administrative expenses	181	175
Depreciation and amortization	150	148
Interest expense and amortization of debt issuance costs	70	67
Research and development expenses	21	22
Restructuring and impairment expenses, net	19	85
Equity in net income of non-consolidated affiliates	—	(1)
Other expenses (income), net	259	(1)
	5,565	4,571
Income before income tax provision	228	146
Income tax provision	64	50
Net income	164	96
Net income attributable to our common shareholder	$164	$96

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	June 30, 2026	March 31, 2026
ASSETS
Current assets:
Cash and cash equivalents	$1,105	$1,254
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 as of June 30, 2026, and March 31, 2026)	3,053	2,538
— related parties	305	197
Inventories	5,201	4,401
Prepaid expenses and other current assets	382	354
Fair value of derivative instruments	418	234
Assets held for sale	15	15
Total current assets	10,479	8,993
Property, plant and equipment, net	9,390	8,811
Goodwill	1,079	1,079
Intangible assets, net	429	442
Investment in and advances to non–consolidated affiliates	954	961
Deferred income tax assets	324	359
Other long-term assets
— third parties	298	295
— related parties	6	6
Total assets	$22,959	$20,946
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$56	$54
Short-term borrowings	2,284	1,305
Accounts payable
— third parties	5,811	4,985
— related parties	421	334
Fair value of derivative instruments	330	824
Accrued expenses and other current liabilities	737	780
Total current liabilities	9,639	8,282
Long-term debt, net of current portion	6,567	6,551
Deferred income tax liabilities	223	139
Accrued postretirement benefits	470	485
Other long-term liabilities	303	305
Total liabilities	17,202	15,762
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 606,333,333 shares issued and outstanding as of June 30, 2026, and March 31, 2026	—	—
Additional paid-in capital	2,023	2,023
Retained earnings	3,934	3,770
Accumulated other comprehensive loss	(211)	(621)
Total equity of our common shareholder	5,746	5,172
Noncontrolling interest	11	12
Total equity	5,757	5,184
Total liabilities and equity	$22,959	$20,946

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended June 30,
(in millions)	2026	2025
OPERATING ACTIVITIES
Net income	$164	$96
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	150	148
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(108)	(8)
(Gain) loss on sale of assets, net	(2)	2
Non-cash restructuring and impairment charges	—	54
Deferred income taxes, net	(29)	6
Equity in net income of non-consolidated affiliates	—	(1)
Loss on foreign exchange remeasurement of debt	—	20
Amortization of debt issuance costs and carrying value adjustments	6	4
Other, net	(1)	—
Changes in assets and liabilities including assets and liabilities held for sale:
Accounts receivable	(649)	20
Inventories	(818)	(132)
Accounts payable	1,026	(59)
Other assets	(176)	12
Other liabilities	(18)	(57)
Net cash (used in) provided by operating activities	$(455)	$105
INVESTING ACTIVITIES
Capital expenditures	$(775)	$(386)
Proceeds from sales of assets, third party, net of transaction fees and hedging	3	—
Outflows from investment in and advances to non-consolidated affiliates, net	(9)	(4)
Proceeds (outflows) from the settlement of derivative instruments, net	9	(13)
Proceeds from insurance claims	93	—
Other	3	3
Net cash used in investing activities	$(676)	$(400)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$75	$463
Principal payments of long-term and short-term borrowings	(79)	(4)
Revolving credit facilities and other, net	986	(105)
Debt issuance costs	(7)	(8)
Return of capital to our common shareholder	—	(35)
Net cash provided by financing activities	$975	$311
Net (decrease) increase in cash, cash equivalents and restricted cash	(156)	16
Effect of exchange rate changes on cash	6	22
Cash, cash equivalents and restricted cash — beginning of period	1,261	1,041
Cash, cash equivalents and restricted cash — end of period	$1,111	$1,079

Cash and cash equivalents	$1,105	$1,074
Restricted cash (included in other long-term assets)	6	5
Cash, cash equivalents and restricted cash — end of period	$1,111	$1,079

Reconciliation of Adjusted EBITDA to Net Income Attributable to our Common Shareholder (unaudited)
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended June 30,		Year Ended	TTM Ended(1)
(in millions)	2026	2025	March 31, 2026	June 30, 2026
Net income attributable to our common shareholder	$164	$96	$15	$83
Income tax provision	64	50	1	15
Interest, net	64	62	245	247
Depreciation and amortization	150	148	616	618
EBITDA	$442	$356	$877	$963

Adjustment to reconcile proportional consolidation	$14	$14	$55	$55
Unrealized (gains) losses on change in fair value of derivative instruments, net	(78)	8	77	(9)
Realized gains on derivative instruments not included in Adjusted EBITDA	(2)	(3)	(8)	(7)
Gain on sale of business	—	—	(7)	(7)
Loss on extinguishment of debt, net	—	—	3	3
Restructuring and impairment expenses, net(2)	19	85	195	129
(Gain) loss on sale or disposal of assets, net	(2)	2	(5)	(9)
Metal price lag	(173)	(69)	(515)	(619)
Sierre flood losses, net of recoveries(3)	—	6	(27)	(33)
September and November Oswego fires losses, net of recoveries(4)	265	—	925	1,190
Start-up costs(5)	21	5	38	54
Other, net	10	12	37	35
Adjusted EBITDA	$516	$416	$1,645	$1,745
____________________
(1)The amounts in the TTM column are calculated by taking the amounts for the year ended March 31, 2026, subtracting the amounts for the three months ended June 30, 2025, and adding the amounts for the three months ended June 30, 2026.
(2)Restructuring and impairment expenses, net for the three months ended June 30, 2026 and 2025 include $15 million and $83 million, respectively, related to the 2025 Efficiency Plan.
(3)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland, plant in June 2024, caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
(4)September and November Oswego fires losses, net of recoveries relate to non-recurring non-operating charges from two significant fires at our Oswego, New York, plant.
(5)Start-up costs are related to the construction of a rolling and recycling plant in Bay Minette, Alabama. All of these costs are included in Selling, general and administrative expenses.
The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended June 30,
	2026	2025
Adjusted EBITDA (in millions) (numerator)	$516	$416
Rolled product shipments (in kt) (denominator)	916	963
Adjusted EBITDA per tonne	$563	$432

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow, a non-GAAP financial measure, to net cash provided by operating activities - continuing operations.

	Three Months Ended June 30,
(in millions)	2026	2025
Net cash (used in) provided by operating activities(1)	$(455)	$105
Net cash used in investing activities(1)	(676)	(400)
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(3)	—
Adjusted Free Cash Flow	$(1,134)	$(295)
_________________________
(1)For the three months ended June 30, 2026 and 2025, the Company did not have any cash flows from discontinued operations in operating activities or investing activities.
Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Adjusted Net Debt.

(in millions)	June 30, 2026	March 31, 2026
Long–term debt, net of current portion	$6,567	$6,551
Current portion of long-term debt	56	54
Short-term borrowings	2,284	1,305
Unamortized carrying value adjustments	63	68
Cash and cash equivalents	(1,105)	(1,254)
Adjusted Net Debt	$7,865	$6,724

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	June 30, 2026	March 31, 2026
Adjusted Net Debt (numerator)	$7,865	$6,724
TTM Adjusted EBITDA (denominator)	$1,745	$1,645
Net Leverage Ratio	4.5	4.1

Reconciliation of Net Income Attributable to our Common Shareholder, Excluding Special Items to Net Income Attributable to our Common Shareholder (unaudited)
The following table presents net income attributable to our common shareholder excluding special items, a non-GAAP financial measure. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended June 30,
(in millions)	2026	2025
Net income attributable to our common shareholder	$164	$96
Special Items:
Metal price lag	(173)	(69)
Restructuring and impairment expenses, net	19	85
Sierre flood losses, net of recoveries(1)	—	6
September and November Oswego fires losses, net of recoveries(2)	265	—
Start-up costs(3)	21	5
Tax effect on special items	(31)	(7)
Net income attributable to our common shareholder, excluding special items	$265	$116
_________________________
(1)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland plant in June 2024 caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
(2)September and November Oswego fires losses, net of recoveries relate to non-recurring non-operating charges from two significant fires at our Oswego, New York plant.
(3)Start-up costs are related to the construction of a rolling and recycling plant in Bay Minette, Alabama. All of these costs are included in Selling, general and administrative expenses.

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended June 30, 2026	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$111	$101	$121	$186	$(3)	$516

Shipments (in kt)
Rolled products – third party	376	244	152	144	—	916
Rolled products – intersegment	—	31	80	23	(134)	—
Total rolled products	376	275	232	167	(134)	916

Selected Operating Results Three Months Ended June 30, 2025	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$133	$70	$93	$119	$1	$416

Shipments (in kt)
Rolled products – third party	389	262	164	148	—	963
Rolled products – intersegment	—	—	51	8	(59)	—
Total rolled products	389	262	215	156	(59)	963